PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 8, 1996)

U.S. $300,000,000                                           M.A. HANNA COMPANY

M.A. HANNA COMPANY

MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

M.A. Hanna Company (the "Company") may offer from time to time pursuant to this Prospectus Supplement up to $300,000,000 aggregate initial offering price of its Medium-Term Notes (the "Notes"). Such aggregate principal amount is subject to reduction as a result of the sale by the Company of certain other debt securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Each Note will mature on a Business Day more than nine months from its date of issue (the "Stated Maturity"), as specified in a pricing supplement hereto (each, a "Pricing Supplement") and such maturity date may be subject to extension at the Company's option. Each Note may also be subject to redemption at the Company's option or to repayment at the Holder's option, in each case, in whole or in part, prior to its Stated Maturity, as specified in the applicable Pricing Supplement.

The Notes may bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Discount Notes (as defined herein), or at a floating rate (a "Floating Rate Note") determined by reference to one or more of LIBOR, the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Treasury Rate, the Prime Rate, the CMT Rate, the Eleventh District Cost of Funds Rate or any other interest rate basis or formula (each as defined herein and each, a "Base Rate"), as selected by the purchaser and agreed to by the Company adjusted by the Spread or Spread Multiplier (each as defined herein), if any, applicable to such Note. Unless otherwise indicated in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semiannually in arrears on June 1 and December 1 of each year (each, an "Interest Payment Date") and at its Stated Maturity. Interest on each Floating Rate Note will accrue from its date of issue and will be payable as provided in applicable Pricing Supplement. A Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all of the interest and principal amount is payable over the life of the Note in accordance with a schedule, by application of a formula, or by reference to an index. A Note may be issued as an indexed note (an "Indexed Note"), the principal amount payable at maturity of which, or premium or interest on which, will be determined by reference to the level of a designated stock index or designated currency, commodity or other prices or indices or will otherwise be determined by an application of a formula. See "Description of Medium Term Notes -- Indexed Notes." The interest rate or interest rate formula, reset provisions, issue price, Stated Maturity, Interest Payment Dates, redemption, repayment and extension provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in a Pricing Supplement.

The Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Note will be represented by either a global security (a "Book-Entry Note") registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary"), or a certificate issued in definitive form (a "Certificated Note"), specified in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                        PRICE TO          AGENT'S DISCOUNTS              PROCEEDS TO
                                       PUBLIC(1)          AND COMMISSION(2)             COMPANY(2)(3)
Per Note........................    100.000%            .125%-.750%              99.875%-99.250%
Total(4)........................    $300,000,000        $375,500-$2,250,000      $299,625,000-$297,750,000

--------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to public will be 100% of the principal amount.

(2) The Company will pay to Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Agents") a commission ranging from .125% to .750% of the principal amount of any Note in the form of a discount, depending upon its Stated Maturity through 30 years, sold through the Agents. Commissions on Notes with a Stated Maturity in excess of 30 years will be negotiated at the time of sale.

(3) Before deduction of expenses payable by the Company estimated at $450,000, including reimbursement of certain expenses of the Agents.

(4) Or the equivalent thereof in one or more foreign or composite currencies.

The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company may also sell Notes at a discount to an Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agents. In addition, the Agents may offer Notes purchased by it as principal to other dealers. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by the Agents as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. The Notes will not be listed on any securities exchange, and there can be no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any order to purchase Notes, whether or not solicited, in whole or in part. See "Plan of Distribution."

SALOMON BROTHERS INC                                         MERRILL LYNCH & CO.

The date of this Prospectus Supplement is December 4, 1996.

     IN CONNECTION WITH THIS OFFERING OF NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is a leading international specialty chemicals company focused on formulated polymers in the plastics and rubber industries. The Company's principal formulated polymers operations consist of two major segments -- processing and distribution. Processing includes production of custom plastic and rubber compounds and custom formulated colorants for the plastics industry. Distribution includes distributors of thermoplastic and thermoset resins and fiberglass materials and distributors of engineered plastic shapes.

     The Company conducts its domestic processing operations through North American Plastics and its international processing operations through various business units located in Europe and Asia. The Company's rubber compounding business is conducted through its M.A. Hanna Rubber Compounding business unit. The Company's distribution business is conducted primarily through its M.A. Hanna Resin Distribution and Cadillac Plastics business units.

     The Company's strategy is to be the single-source provider of color and additive concentrates, plastic and rubber compounds, and plastic resins and shapes for plastic and rubber processors and the preferred channel to market for the producers of plastic resins and shapes. In executing this strategy, the Company has sought to become the leading intermediary between polymer producers and end-products manufacturers.

                               PRICING SUPPLEMENT

     Provisions of each transaction will be more fully described in a Pricing Supplement to this Prospectus Supplement and the accompanying Prospectus. Inconsistencies will be as described in the Pricing Supplement.

                        DESCRIPTION OF MEDIUM-TERM NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Terms capitalized herein and not otherwise defined herein have the meanings given to them in the Indenture, the Prospectus or the Notes, as the case may be. The term "Securities", as used in this Prospectus Supplement, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes.

GENERAL

     The Notes are a series of debt securities issued under an Indenture, dated as of November 9, 1996 (the "Indenture"), between the Company and NBD Bank, as Trustee (the "Trustee"). All Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and, unless otherwise specified in the applicable Pricing Supplement, will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder and Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. At the date of this Prospectus Supplement, the Notes offered are currently limited to an aggregate initial public offering price or purchase price of up to $300,000,000, which amount is subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The U.S. dollar equivalent of the public offering price or purchase price of a Note having a Specified Currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the applicable issue date. Such determination will be made by the Company or its agent, as exchange rate agent for the series of Notes (the "Exchange Rate Agent").

     Notes will be issued in fully registered form only, without coupons, and will be offered on a continuous basis. Each Note will be issued initially as either a Book- Entry Note or, if specified in the applicable Pricing Supplement, a Certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities-Global Securities", Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be $1,000 and any larger amount that is an integral multiple of $1,000, and the authorized denominations of Notes having a Specified Currency other than U.S. dollars will be the approximate equivalents thereof in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day more than nine months from its date of issue, as selected by the purchaser and agreed to by the Company (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or repayment at the option of the Holder, prior to its Stated Maturity. Each Floating Rate Note will mature on an Interest Payment Date for such Note.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the Specified Currency for such Note; (ii) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note and/or an Indexed Note; (iii) the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date of the Stated Maturity; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether and the manner in which such rate may be changed prior to its Stated Maturity; (vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period or the Interest Reset Dates, the Interest Payment Dates, and, if applicable, the Index Maturity, the Maximum Interest Rate, the Minimum Interest Rate, the Spread or Spread Multiplier (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether and the manner in which such Spread or Spread Multiplier may be changed prior to Stated Maturity; (viii) whether such Note is an Original Issue Discount Note (as defined below); (ix) if such Note is an Amortizing Note, the terms for repayment prior to Stated Maturity; (x) if such Note is an Indexed Note, in the case of an Indexed Rate Note, the manner in which the amount of any interest payment will be determined or, in the case of an Indexed Principal Note, its Face Amount and the manner in which the principal amount payable at Stated Maturity will be determined; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described under "Optional Redemption, Repayment and Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; (xii) whether such Note is subject to an optional extension beyond its Stated Maturity as described under "Extension of Maturity" below; and (xiii) any other terms of such Note not inconsistent with the provisions of the Indenture under which such Note will be issued.

     "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in (a) The City of New York or (b) if the Specified Currency for such Note is other than U.S. dollars, the financial center of the country issuing such Specified Currency (which, in the case of ECU, shall be Brussels, Belgium) and
(ii) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Original Issue Discount Note" means (i) a Note, including any such Note whose interest rate is zero, that has a stated redemption price at Stated Maturity that exceeds its Issue Price by at least 0.25% of its stated redemption price at Stated Maturity, multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States Federal income tax purposes.

     A "basis point" or "bp" equals one one-hundredth of a percentage point.

PAYMENT OF PRINCIPAL AND INTEREST

     GENERAL. The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. The Holder of a Note having a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in the Specified Currency by delivery of a written notice to the Trustee for such Note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under "Currency Risks-Payment Currency" below. Such election will remain in effect until revoked by written notice to such Trustee received not later than fifteen calendar days prior to the applicable payment date.

     In the case of a Note having a Specified Currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of such Note will be determined by the Exchange Rate Agent based on the highest firm bid quotation expressed in U.S. dollars received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (one of which may be an Agent and another of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of such Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If no such bid quotations are available, such payments will be made in such Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case such payments will be made as described under "Currency Risks -- Payment Currency" below.

     Unless otherwise specified in the applicable Pricing Supplement, U.S. dollar payments of interest on Notes (other than interest payable at Stated Maturity) will be made, except as provided below, by check mailed to the Registered Holders of such Notes (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary); provided, however, that, in the case of a Note issued between a Regular Record Date and the related Interest Payment Date, unless otherwise specified in the related Pricing Supplement, interest for the period beginning on the Original Issue Date for such Note and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Registered Holder of such Note on the related Regular Record Date. A Holder of $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars) or more in aggregate principal amount of Notes of like tenor and term shall be entitled to receive such U.S. dollar payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee for such Notes not later than fifteen calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate wire transfer instructions to the Trustee for such Notes. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at the Stated Maturity or upon redemption or repayment of a Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee for such Note in The City of New York, Detroit or Chicago.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities-Events of Default and Remedies" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount (or face amount, in the case of an Indexed Principal Note) of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Regular Record Date with respect to any Interest Payment Date for a Floating Rate Note or for an Indexed Rate Note shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) shall be the May 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

     FIXED RATE NOTES. Each Fixed Rate Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable Pricing Supplement until the principal amount thereof is paid or made available for payment, except as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the rate of interest payable on certain Fixed Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each Interest Payment Date and at Stated Maturity. If an Interest Payment Date with respect to any Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     FLOATING RATE NOTES. Unless otherwise specified in the applicable Pricing Supplement, each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (such period, the "Initial Interest Period") for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. The interest rate on such Note for each Interest Reset Period (as defined below) (and for the Initial Interest Period if so specified in the applicable Pricing Supplement) will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note, except in each case as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the Spread or Spread Multiplier on certain Floating Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note:
(i) LIBOR (a "LIBOR Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the Prime Rate (a "Prime Rate Note"), (v) CMT

Rate (a "CMT Note"), (vi) the Federal Funds Rate (a "Federal Funds Rate Note"),
(vii) the CD Rate (a "CD Rate Note"), (viii) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note") or (ix) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. "H.15(519)" means the publication entitled "Statistical Release H.15(519), 'Selected Interest
Rates' ", or any successor publication, published by the Board of Governors of the Federal Reserve System. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law as of the date of this Prospectus Supplement, the maximum rate of interest under provisions of the penal law, with certain exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Unless otherwise specified in the Pricing Supplement, the Trustee will be the "Calculation Agent". Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest that goes into effect on any Interest Reset Date shall be determined on a date (the "Interest Determination Date") preceding such Interest Reset Date, as further described below. Unless otherwise specified in the applicable Pricing Supplement the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (the "CD Rate Interest Determination Date"), for a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (the

"Commercial Paper Rate Interest Determination Date"), for a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (the "Federal Funds Rate Interest Determination Date"), or for a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (the "Prime Rate Interest Determination Date"), or for a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (the "CMT Rate Interest Determination Date"), will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (the "LIBOR Rate Interest Determination Date") will be the second London Banking Day immediately preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (the "Eleventh District Cost of Funds Rate Interest Determination Date") will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below). The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (the "Treasury Rate Interest Determination Date") will be the day of the week on which Treasury bills (as defined below) would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Interest Determination Date pertaining to an Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Prime Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Eleventh District Cost of Funds Rate Notes, and CD Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement (each such day being an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

     CD RATE NOTES. Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period shall be the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the "CD Rate" for such Interest Reset Period will be the rate on such Interest Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "CD Rate" for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "CD Rate" for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     COMMERCIAL PAPER RATE NOTES. Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the Commercial Paper Rate Interest Determination Date and shall be the Money Market Yield (as defined below) on such Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Interest Determination Date, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or

Composite Quotations, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

"Money Market Yield" shall be a yield calculated in accordance with the following formula:

                                     D X 360
   Money Market Yield   =     ------------------------ X   100
                                  360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     FEDERAL FUNDS RATE NOTES. Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period shall be the effective rate on the Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)"; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on such Calculation Date, the "Federal Funds Rate" for such Interest Reset Period will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). In the case of a Federal Funds Rate Note that resets daily, the interest rate on such Note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the Calculation Agent for such Note on such second Monday (or, if not a Business Day, on the next succeeding Business Day) to a rate equal to the average of the Federal Funds Rates in effect with respect to each such day in such week.

     LIBOR NOTES. Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such LIBOR Note and in the applicable Pricing Supplement.

     "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent for such LIBOR Notes as follows:

     (i) On the LIBOR Rate Interest Determination Date, the Calculation Agent for such LIBOR Note will determine LIBOR, and it shall be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on such Interest Reset Date, which appear on the Designated LIBOR Page at approximately 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear on such Designated LIBOR Page; or (b) if

"LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below. "Designated LIBOR Page" means "LIBOR Telerate", which shall be the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace page "3750" on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), unless "LIBOR Reuters" is designated in the applicable Pricing Supplement, in which case "Designated LIBOR Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks).

     (ii) If fewer than two offered rates appear, or no rate appears, as the case may be on the Designated LIBOR Page on such Interest Determination Date, the Calculation Agent for such LIBOR Note will request the principal London offices of each of four major banks in the London interbank market selected by such Calculation Agent to provide such Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of the specified Index Maturity, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent for such LIBOR Note at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by such Calculation Agent are quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     TREASURY RATE NOTES. Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Interest Determination Date for such Interest Reset Period of direct obligations of the United States ("Treasury securities") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government
Securities -- Treasury bills -- auction average (investment)" or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury securities having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the "Treasury Rate" for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or

366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury securities with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the "Treasury Rate" for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     PRIME RATE NOTES. Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with the Company). If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

     CMT RATE NOTES. Each CMT Rate Note will bear interest at the rate calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any, specified in such CMT Rate Note and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "-- Treasury Constant Maturities -- Federal Reserve Board release H.15-Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H15.(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such

Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing side offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for such Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service designated in the applicable Pricing Supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15 (519) (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     ELEVENTH DISTRICT COST OF FUNDS RATE NOTES. Each Eleventh District Cost of Funds Rate Note will bear interest at interest rates calculated with reference to the Eleventh District Cost of Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to an Eleventh District Cost of Funds Interest Determination Date the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Interest Determination Date falls, as set forth under the caption "11th district" on Telerate Page 7058 (as defined below) as of 11:00 A. M., San Francisco time, on such Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan

Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Interest Determination Date.

     "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate (in the case of a Fixed Rate
Note) with respect to such Note or the Spread or Spread Multiplier (in the case of a Floating Rate Note) with respect to such Note and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     The Company shall notify the Trustee for a Note whether or not it intends to exercise such option with respect to such Note at least 45 but not more than 60 calendar days prior to an Optional Reset Date for such Note. Not later than 40 calendar days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, indicating whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and
(ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Reset Notice with respect to such Optional Reset Date and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage pre-paid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes), whether or not tendered for repayment.

     The Holder of a Note will have the option to elect repayment of such Note by the Company on each Optional Reset Date at a price equal to the principal amount thereof, plus interest accrued to such Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 calendar days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes ("Amortizing Notes") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as defined below). Unless otherwise specified in the applicable Pricing Supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     The Company may from time to time offer Notes ("Indexed Notes") on which certain or all interest payments (in the case of an "Indexed Rate Note"), and/or the principal amount payable at Stated Maturity or earlier redemption or retirement (in the case of an "Indexed Principal Note"), is determined by reference to the principal amount of such Notes (or, in the case of an Indexed Principal Note, to the amount designated in the applicable Pricing Supplement as the "Face Amount" of such Indexed Note) and by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (the "Index"). A description of the Index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

     In the case of a Fixed Rate Note, Floating Rate Note or Indexed Rate Note that is also an Indexed Principal Note, the amount of any interest payment will be determined by reference to the Face Amount of such Indexed Note unless specified otherwise in the applicable Pricing Supplement. In the case of an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of the Indexed Note may be different from the Face Amount.

     If the determination of the Index on which any interest payment or the principal amount of an Indexed Note is calculated or announced by a third party, and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by another third party selected by the Company, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed interest payments, if any, or any indexed principal amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such third party shall in the absence of manifest error be binding on all parties.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 calendar days prior to the old Stated Maturity of such Note. Not later than 40 calendar days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension

Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 calendar days prior to the old Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the old Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company, in whole or in part, and the date or dates (each an "Optional Redemption Date") on which such Note may be redeemed and the price (the "Redemption Price") at which (together with accrued interest to such Optional Redemption Date) such Note may be redeemed on each such Optional Redemption Date. The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 days prior to any Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, at least 30 but not more than 60 days prior to the date of redemption, such Trustee shall mail notice of such redemption, first class, postage prepaid, to the Holder of such Note. In the event of redemption of a
Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an "Optional Repayment Date") and the price (the "Optional Repayment Price") at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Trustee for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by such Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, then such Note and form duly completed must be received by such Trustee by such fifth Business Day. Any tender of a Note by the Holder for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, such Note shall be cancelled and a new Note or Notes for the remaining principal amount thereof shall be issued in the name of the Holder of such repaid Note.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     Notwithstanding anything in this Prospectus Supplement to the contrary, if a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Upon issuance, and subject to the rules of the Depositary, all Fixed Rate Book-Entry Notes having the same Original Issue Date and otherwise identical terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities -- Global Securities", will not otherwise be issuable as Certificated Notes.

     The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities -- Global Securities". The Depositary has confirmed to the Company, the Agents and the Trustees that it intends to follow such procedures.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in a Note having a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and such Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to such Specified Currency. Such risks generally depend on factors over which the Company has no control and which cannot be readily foreseen, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency for a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency for making payments in respect of Notes denominated in such currency. At present, the Company has identified the following currencies in which payments of principal, premium and interest on Notes may be made:
Australian dollars, Canadian dollars, Danish kroner, English pounds sterling, French francs, German deutsche marks, Italian lira, Japanese yen, New Zealand dollars, U.S. dollars and ECU. However, the Company may determine at any time to issue Notes with Specified Currencies other than those listed. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, premium or interest in any Specified Currency. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular Note, the currency in which amounts then due in respect of such Note are payable would not be available to the Company. In that event, the Company will make such payments in the manner set forth under "Description of Medium Term Notes -- Payment of Principal and Interest" above.

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

     Any Pricing Supplement relating to Notes having a Specified Currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

PAYMENT CURRENCY

     Except as set forth below, if payment in respect of a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for such currency or as otherwise indicated in the applicable Pricing Supplement. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued.

     If payment in respect of a Note is required to be made in ECU and ECU are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECU are again so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of ECU in U.S. dollars as of any date (the "Day of Valuation") shall be determined by the Trustee for such Note on the following basis. The component currencies of ECU for this purpose (the "Components") shall be the currency amounts that were components of ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by such Trustee or such Exchange Rate Agent, as the case may be, on the basis of the most recently available Market Exchange Rates for such Components or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall be equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above made by the Trustee for the Notes or the Exchange Rate Agent, as the case may be, shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

FOREIGN CURRENCY JUDGMENTS

     The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

                        UNITED STATES TAX CONSIDERATIONS

     In the opinion of Jones, Day, Reavis & Pogue, tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences to the initial holders purchasing Notes at the "issue price" (as defined below) of ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations (the "Regulations"), including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, that are part of a straddle or conversion transaction, persons who are not "Holders" (as defined below) or holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "Holder" means a beneficial owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in, or under the laws of, the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

TAX CONSEQUENCES TO HOLDERS

     PAYMENTS OF INTEREST. The Notes should constitute debt for United States federal income tax purposes. Interest paid on a Note will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes, Amortizing Notes and Indexed Notes are discussed below.

     ORIGINAL ISSUE DISCOUNT NOTES. A Note which is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes. The "issue price" of a Note will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. The amount of original issue discount includible in income by a Holder of an Original Issue Discount
Note is the sum of the daily portions of original issue discount with respect to the Original Issue Discount Note for each day during the taxable year or portion of the taxable year on which the Holder holds such Original Issue Discount Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of original issue discount allocable to an accrual period equals the excess of (a) the product of the Original Issue Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued original issue discount for each prior accrual period and decreased by
(y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of original issue discount allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of original issue discount allocable to the final accrual period is the difference between (A) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (B) the Note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Constant Yield Election" is permitted to reduce the daily portions of original issue discount by a fraction, the numerator of which is the excess of the Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a Holder purchased the Note is less than the Note's issue price and (ii) the Note's stated redemption price at maturity or, in the case of an Original Issue Discount Note, the Note's "revised issue price," exceeds the amount for which the Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any original issue discount that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a Holder of Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Amortizable Bond Premium. If a Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

     If a Holder makes a Consent Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Under proposed Regulations that are not yet effective and are not anticipated to have retroactive effect, the amount of bond premium allocable to an accrual period that exceeds the amount of qualified stated interest allocable to that period may not be deducted but may be carried forward to future accrual periods. Under such proposed Regulations, the yield on bonds providing for one or more alternative payment schedules will be determined, for purposes of computing the amortization of premium, under several assumptions. Generally, if one payment schedule is significantly more likely than not to occur, yield of the debt instrument is determined using this payment schedule. Yield is determined without regard to a mandatory sinking fund provision, if any. Further, if a debt instrument provides for an unconditional option to alter a payment schedule, yield is determined by assuming that the issuer will exercise an option in a manner that minimizes yield and that a holder will exercise an option in a manner that maximizes yield.

     Short-Term Original Issue Discount Notes. Under the OID Regulations, a Note bearing original issue discount that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so, but may be required to include any stated interest in income as the interest is received. Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks, regulated investment companies, common trust funds, Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized. For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term Original Issue Discount Note, including stated interest, are included in the short-term Original Issue Discount Note's stated redemption price at maturity.

     Constant Yield Election. Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

     In applying the constant-yield method to a Note with respect to which the Constant Yield Election has been made, the issue price of the Note will equal the electing Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. If this election is made with respect to a Note with amortizable bond premium, then the electing Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, held by the electing Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Internal Revenue Service.

     If the Constant Yield Election is made with respect to a Market Discount Note, the electing Holder will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

     Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     The OID Regulations contain aggregation rules stating that in certain circumstances if more than one debt instrument is issued in connection with the same transaction or related transactions, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. This rule ordinarily applies only to instruments of a single issuer issued to a single holder. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     AMORTIZING NOTES AND INDEXED NOTES. The United States federal income tax consequences to a Holder of the ownership and disposition of Amortizing Notes and Indexed Notes will vary depending on the exact terms of the Notes. Such Notes should constitute debt obligations of the Company for United States federal income tax purposes and no portion of the issue price thereof should be separately allocated to any indexed feature of the Notes. However, it is possible that these Notes could be characterized for United States federal income tax purposes as debt coupled with a forward contract or option to which a portion of the issue price of the Notes must be allocated.

     Under the Regulations, the yield of an Amortizing Note or Indexed Note deemed to be a "contingent payment debt instrument" is determined by reference to comparable yields at which the Company would issue a fixed rate debt instrument having similar terms and conditions, with the payment schedule then set to fit the yield. Projected payments are generally based on the forward price of payments where price quotes are readily available for contingencies. Where price quotes are not readily available for contingencies, projected payments will be based on the expected amount of the payment as of the issue date, set in some cases by reference to a yield assumed to be the applicable federal rate. Under proposed Regulations, the amount of interest included in a Holder's income for any year with respect to an Amortizing Note or Indexed Note deemed to be a contingent payment debt instrument would generally be determined by projecting the amounts of contingent payments and the yield on the instrument. Interest income would be measured with reference to the projected yield, which might be less than or greater than the stated interest rate under the instrument. In the event that the actual amount of a contingent payment differed from the projected amount of that payment, the difference would generally increase or reduce taxable interest income, or create a loss.

     Because the proper treatment of payments of principal and interest on Amortizing Notes and Indexed Notes will vary depending on their exact terms, Holders should consult with their tax advisors as to the federal income tax consequences of ownership and disposition of such Notes and should refer to any discussion relating to taxation in the applicable Pricing Supplement.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above, in accordance with the Holder's method of accounting for federal income tax purposes as described therein. A Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount, or in the case of a Market Discount Note, to the extent of any accrued market discount, not previously included in the Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     FOREIGN CURRENCY NOTES. The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar and are held by a Holder with the U.S. dollar as its functional currency ("Foreign Currency Notes").

     A Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment upon receipt (determined on the date of receipt) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

     In the case of accrual method taxpayers and Holders of Original Issue Discount Notes, a Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and
(ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income, or in the case of a Market Discount Note, to the extent of accrued market discount.

     A Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     EXTENSION OF MATURITY. Under present law, whether the extension of the maturity of a Note not occurring by operation of the original terms of the instrument will result in a taxable exchange will depend on the changes, if any, in the interest rate or maturity date or both, as well as on any changes in other relevant terms. Under proposed Regulations, the extension of the maturity of a Note not occurring by operation of the original terms of the instrument will be viewed as a taxable exchange if the extension exceeds the lesser of five years or 50 percent of the original term of the instrument. Under final Regulations applicable to modifications of the terms of a debt instrument, the extension of the maturity of a Note will result in a taxable exchange if the extension results in the material deferral of a scheduled payment or payments. Whether deferral is material depends on all the facts and circumstances. However, deferral will not be material if the deferral payments are unconditionally payable no later than the earlier of the expiration of five years or 50 percent of the original term of the instrument. Also under final Regulations, if the terms of a debt instrument are modified to defer one or more payments, then for purposes of the original issue discount provisions the debt instrument will be treated as retired and reissued on the date of the modification for an amount equal to the instrument's adjusted issue price on that date. This result obtains even though the modification does not otherwise cause an exchange for tax purposes under the Code or the Regulations. In the event the Company exercises an option to extend the maturity date of a Note, Holders of such Note should consult their tax advisers to determine whether such extension will be treated as a taxable exchange.

     ANTI-ABUSE REGULATION. If a principal purpose in structuring a debt instrument or engaging in a transaction is to achieve a result that is unreasonable in light of the purposes of Section 163(e) and Sections 1271 through 1275 of the Code (relating to, inter alia, original issue discount, amortizable bond premium, acquisition premium, market discount and preissuance accrued interest), the Internal Revenue Service may apply or depart from the Regulations as necessary or appropriate to achieve a reasonable result. Whether a result is reasonable is determined based on all the facts and circumstances, giving significant attention to whether the treatment of a particular debt instrument is expected to have a substantial effect on the U.S. tax liability of the issuer or holder.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of original issue discount on an Original Issue Discount Note with respect to, non-corporate Holders, and such Holders may be subject to backup withholding at a rate of 31% on such payments. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable efforts to solicit orders to purchase Notes. The Company will have the sole right to accept orders to purchase Notes and may reject proposed purchases in whole or in part. The Agents shall have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay the Agents a commission in the form of a discount ranging from .125% to .750% of the principal amount of Notes sold through the Agents, depending upon the Stated Maturity. Commissions on Notes with a Stated Maturity of greater than 30 years will be negotiated at the time of sale.

     The Company may also sell Notes at a discount to the Agents for their own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agents. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, the Agents may offer Notes purchased by them as principal to other dealers. Notes sold by the Agents to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed will not be in excess of the discount received by the Agents from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by the Agent as principal will be purchased at 100% of the principal amount or face amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. In addition, the Company may from time to time offer Notes other than through an Agent.

     No Note will have an established trading market when issued. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but they are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes or liquidity in the secondary market if one develops, or that the Notes will be sold.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that such Agent may be required to make in respect thereof. The Company has also agreed to reimburse the Agents for certain other expenses.

PROSPECTUS

$300,000,000                                              M. A. HANNA COMPANY

M. A. HANNA COMPANY

DEBT SECURITIES

M.A. Hanna Company (the "Company") may offer and sell from time to time unsecured debentures, notes or other evidences of indebtedness ("Debt Securities"), with an initial offering price not to exceed $300,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Debt Securities, including the specific designations, rights and restrictions and whether the Debt Securities are senior or subordinated, the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, and any conversion, exchange, redemption or sinking fund provisions, and initial public offering price, any material United States federal income tax consequences, listing on any securities exchange, and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Debt Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Debt Securities may be sold for U.S. Dollars, foreign denominated currency or currency units; principal of and any interest may likewise be payable in U.S. Dollars or foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

The Debt Securities may be offered directly, through dealers, through underwriters or through agents designated from time to time as set forth in the Prospectus Supplement. The names of any such dealers, underwriters or agents and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE DEBT SECURITIES OTHER THAN THE DEBT SECURITIES DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 8, 1996.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE DEBT SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     IN CONNECTION WITH AN OFFERING OF DEBT SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically at http:// www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement omit certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended; and
(ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to M. A. Hanna Company, Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114-2340, Attention: John S. Pyke, Jr., Esq., Vice President, General Counsel and Secretary, telephone (216) 589-4000.

                                  THE COMPANY

     The Company is one of the largest independent custom compounders of rubber in the world, a leading distributor of engineered plastic sheet, rod, tube, film products, and polymer resins, a leading producer of custom formulated color and additive concentrates in North America and Europe and a leading compounder of plastics in North America in terms of pounds produced. The Company conducts its operations through various business units located in North America, Europe and Asia.

     The Company's executive offices are located a Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 589-4000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include repayment of indebtedness, additions to working capital, capital expenditures and acquisitions. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's consolidated ratio of earnings to fixed charges(1) for the periods shown:

       NINE MONTHS ENDED                        FISCAL YEAR ENDED
-------------------------------     -----------------------------------------
SEPTEMBER 30,     SEPTEMBER 30,                   DECEMBER 31,
     1996             1995          1995     1994     1993     1992     1991
--------------    -------------     -----    -----    -----    -----    -----
     4.78              4.15          4.07     2.94     2.00     1.73     0.42

---------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of (i) interest on indebtedness, whether expensed or capitalized, and (ii) that portion of rental expense the Company believes to be representative of interest.

                           DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Debt Securities will be general obligations of the Company and may be subordinated to "Senior Indebtedness" (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Description of Debt Securities -- Subordination" below. Debt Securities will be issued under an indenture (the "Indenture") to be entered into between the Company and NBD Bank (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement filed with the Commission. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture, including the definition therein of terms used below with their initial letters capitalized.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which such Prospectus Supplement is being delivered:

          (a) The title of Debt Securities of the series;

          (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

          (c) The date or dates on which the principal and premium, if any, with respect to the Debt Securities of the series are payable;

          (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such date will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (e) The Place or Places of Payment, if any, in addition to or instead of the corporate trust office of the Trustee where the principal, premium, if any, and interest with respect to Debt Securities of the series shall be payable;

          (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

          (g) The obligation, if any, of the Company to redeem, purchase, or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligations;

          (h) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for Common Stock, Preferred Stock (which may be represented by depositary shares), other Debt Securities or warrants for Common Stock, Preferred Stock or Indebtedness or other securities of any kind of the Company or any other obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

          (i) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

          (j) If the amount of principal, premium, if any, or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

          (k) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date (or, in such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (l) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

          (m) The coin or currency or currencies or units of two or more currencies in which payment of the principal and premium, if any, and interest with respect to Debt Securities of the series shall be payable;

          (n) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration or provable in bankruptcy;

          (o) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as currently in effect;

          (p) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal of and interest on, such Debt Securities due and payable;

          (q) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form and the Depositary for such Global Security;

          (r) Any trustees, authenticating or paying agents, transfer agents or registrars;

          (s) The applicability of, and any addition to or change in the covenants and definitions currently set forth in the Indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the Indenture upon the satisfaction of an Indebtedness coverage standard by the Company and Successor Company;

          (t) The terms, if any, of any Guarantee of the payment of principal of, and premium, if any, and interest on, Debt Securities of the series and any corresponding changes to the provisions of the Indenture as currently in effect;

          (u) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

          (v) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

          (w) Any other terms of the Debt Securities of the series (which terms shall not be prohibited by the Indenture).

     The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (a) Debt Securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (b) Debt Securities with respect to which principal, premium, or interest is payable in a foreign or composite currency, (c) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and (d) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

     Payments of interest on Debt Securities shall be made at the corporate trust office of the Trustee or at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by such holder.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The amounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities.

SUBORDINATION

     Debt Securities may be subordinated ("Subordinated Debt Securities") to senior debt to the extent set forth in the Prospectus Supplement relating thereto.

     Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to such Subordinated Debt Securities, to the prior payment of all Indebtedness of the Company that is designated as "Senior Indebtedness" (as defined in the Indenture) with respect to such Subordinated Debt Securities. Senior Indebtedness, with respect to any series of Subordinated Debt Securities, will consist of (a) any and all amounts payable under or with respect to the Company's "Bank Indebtedness" (defined as the Credit Agreement, dated June 30, 1994, among the Company as Borrower, and the Banks party thereto, as amended, modified, supplemented, refinanced or replaced at any time from time to time) and (b) any other indebtedness of the Company that is designated in a resolution of the Company's Board of Directors or the supplemental Indenture establishing such series as Senior Indebtedness with respect to such series.

     Upon any payment or distribution of assets of the Company to creditors or upon a total or partial liquidation or dissolution of the Company or in a bankruptcy, receivership, or similar proceeding relating to the Company or its property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of Subordinated Debt Securities shall be entitled to receive any payment of principal, premium, or interest with respect to the Subordinated Debt Securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of Subordinated Debt Securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that such holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Subordinated Debt Securities).

     The Company may not make any payments of principal, premium, or interest with respect to Subordinated Debt Securities, make any deposit for the purpose of defeasance of such Subordinated Debt Securities, or repurchase, redeem, or otherwise retire (except, in the case of Subordinated Debt Securities that provide for a mandatory sinking fund, by the delivery of Subordinated Debt Securities by the Company to the Trustee in satisfaction of the Company's sinking fund obligation) any Subordinated Debt Securities if (a) any principal, premium, if any, or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and such acceleration has been rescinded, such Senior Indebtedness has been paid in full in cash, or the Company and the Trustee receive written notice approving such payment from the representatives of each issue of "Designated Senior Indebtedness" (which will include the Bank Indebtedness and any other specified issue of Senior Indebtedness). During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Debt Securities for a period (the "Payment Blockage Period") commencing on the receipt by the Company and the Trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice"). The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and the Company from the person who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of such Senior Indebtedness shall have accelerated the maturity thereof, the Company may resume payments on the Subordinated Debt Securities after the expiration of the Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within such 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, holders of the Subordinated Debt Securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

          (a) Default in the payment of any installment of interest on any Debt Securities of that series as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provision described above) and continuance of such default for a period of 30 days;

          (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provision described above);

          (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

          (d) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

          (e) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series, or in any supplemental Indenture with respect to such series (other than a covenant or agreement a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (f) Indebtedness of the Company or any Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $30 million or the United States dollar equivalent thereof at the time, and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

          (g) The Company or any of its Restricted Subsidiaries shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding of the filing of any such petition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency;

          (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiary of the Company or to the Company), or (3) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or to the Company), and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days; or

          (i) Any other Event of Default provided under the terms of the Debt Securities of that series.

     An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

     If an Event of Default occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all the Debt Securities of such series due and payable immediately.

     If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Securities of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

     Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium, or interest with respect to such Debt Securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee and the holders of the Debt Securities of that series shall be restored to their former positions and rights under the Indenture.

     The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the Debt Securities of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued under the Indenture for one or more of the following purposes:

          (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of the Company in the Indenture and in the Debt Securities;

          (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of such Debt Securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

          (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture, or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage, or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of Debt Securities of any series;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;

          (e) To add or change any of the provisions of the Indenture to change or eliminate any restriction on the payment of principal or premium with respect to Debt Securities so long as any such action does not adversely affect the interest of the holders of Debt Securities in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

          (f) To comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions (but only if such holder of Senior Indebtedness consents to such change);

          (h) To add guarantees with respect to the Debt Securities or to secure the Debt Securities;

          (i) To make any change that does not adversely affect the rights of any holder;

          (j) To add to, change, or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change, or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Securities of any series created prior to the execution of such supplemental Indenture and entitled to the benefit of such provision nor modify the rights of the Holders of any such Debt Security with respect to such provision or (2) become effective only when there is no such Debt Security outstanding;

          (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

          (l) To establish the form or terms of Debt Securities of any series, as described under "Description of Debt Securities -- General" above.

     With the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental Indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental Indenture shall
(a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security, make any change in the provisions of the Indenture relating to subordination that adversely affects the rights of any holder under such provisions, (g) release any security that may have been granted with respect to the Debt Securities, or (h) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent.

CERTAIN COVENANTS

     Limitation on Liens. The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist any Lien on any Principal Property, whether owned on the date of issuance of the Debt Securities or thereafter acquired, securing any obligation unless the Company contemporaneously secures the Debt Securities equally and ratably with (or prior to) such obligation. The preceding sentence will not require the Company to secure the Debt Securities if the Lien consists of the following: (i) Permitted Liens; or (ii) Liens securing Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (A) all Indebtedness of the Company and its Subsidiaries secured by Liens on Principal Property (other than Permitted Liens) and (B) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination does not exceed 10% of the total consolidated stockholders' equity of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company.

     Limitation on Sale/Leaseback Transactions. The Company may not, and may not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Debt Securities pursuant to the covenant described in "Limitation on Liens" above or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of Debt Securities or other Indebtedness ranking pari passu with the Debt Securities as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity) of Debt Securities or other Indebtedness ranking pari passu with the Debt Securities an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction.

     Certain Definitions. The following definitions, among others, are used in the Indenture. Many of the definitions of terms used in the Indenture have been negotiated specifically for the purposes of inclusion in the Indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of Debt Securities are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the Indenture.

     "Attributable Indebtedness" in respect of a Sale/ Leaseback Transaction means, as of the time of determination, (i) if the obligation in respect of such Sale/Leaseback Transaction is a Capitalized Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation in respect of such Sale/Leaseback Transaction is not a Capitalized Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Debt Securities compounded semi-annually.

     "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Disqualified Stock" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Debt Securities.

     "GAAP" means generally accepted accounting principles in the United States as in effect as of the date on which the Debt Securities of the applicable series are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP consistently applied.

     "Government Contract Lien" means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement or Commodity Price Protection Agreement or other similar agreement.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

            (i) the principal of Indebtedness of such Person for borrowed money;

           (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

           (iii) all Capitalized Lease Obligations of such Person;

           (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables);

           (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

           (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding, in each case, any accrued dividends);

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and

          (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person.

For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Stock as if such Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that if such Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Protection Agreement" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Amount of Rent" as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; (d) survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the Issue Date (including, without limitation, under the Credit Agreement); (f) Liens on property at the time the Company or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries, (g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into for the purpose of limiting risk; (h) Purchase Money Liens; (i) Liens securing only Indebtedness of a Subsidiary of the Company to the Company or one or more wholly owned Subsidiaries of the Company; (j) Liens on any property to secure Indebtedness Incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof; (k) Government Contract Liens; (l) Liens securing Indebtedness of joint ventures in which the Company or a Subsidiary has an interest to the extent such Liens are on property or assets of, such joint ventures; (m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries; (n) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment); (o) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond; (p) any judgment Lien, unless the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay; (q) Liens to banks arising from the issuance of letters of credit issued by such banks ("issuing banks") on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank's possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for other acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank's rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; (iv) all additions to and substitutions for any of the property enumerated above in this subsection; (r) rights of a common owner of any interest in property held by such Person; (s) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; and (t) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (e) through (l); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (l) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Principal Property" means any single manufacturing plant or other similar facility or warehouse, owned or leased by the Company or any Subsidiary, which is located within the United States and at which in excess of 5% of the Company's consolidated annual revenue is generated.

     "Purchase Money Lien" means a Lien on property securing Indebtedness Incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of its assets, unless the following conditions have been satisfied:

          (a) Either (1) the Company shall be the continuing person in the case of a merger or (2) the resulting, surviving, or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of the obligations of the Company under the Debt Securities and the Indenture;

          (b) Immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing; and

          (c) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (b) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount in the currency in which the Debt Securities are denominated sufficient to pay at maturity or upon redemption all such Debt Securities (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of the particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (c) 91 days pass after the deposit is made and during the 91-day period no default described in clause (g) or (h) under "Description of Debt Securities -- Events of Default and Remedies" above with respect to the Company occurs that is continuing at the end of such period, (d) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company, and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) the Company delivers to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, and interest with respect to the Debt Securities of the defeased series. In the case of Subordinated Debt Securities, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business and the Trustee may own Debt Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on the best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Debt Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Debt Securities in respect of which the Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The Dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio, and for any underwriters or agents by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements and schedule of the Company for each of the two years in the period ended December 31, 1994, appearing in or incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       -----
PROSPECTUS SUPPLEMENT
The Company..........................    S-2
Pricing Supplement...................    S-2
Description of Medium-Term Notes.....    S-2
Currency Risks.......................   S-17
United States Tax Considerations.....   S-19
Plan of Distribution.................   S-26
PROSPECTUS
Available Information................      2
Incorporation of Certain Documents
  by Reference.......................      2
The Company..........................      3
Use of Proceeds......................      3
Ratios of Earnings to Fixed
  Charges............................      4
Description of Debt Securities.......      4
Plan of Distribution.................     18
Legal Matters........................     19
Experts..............................     19

U.S. $300,000,000

M.A. HANNA COMPANY

MEDIUM-TERM NOTES

DUE NINE MONTHS OR
MORE FROM DATE OF ISSUE


M.A. HANNA COMPANY


SALOMON BROTHERS INC

MERRILL LYNCH & CO.


PROSPECTUS SUPPLEMENT

DATED DECEMBER 4, 1996